Exhibit 5.1

48th Floor | 333 South Hope Street | Los Angeles, CA 90071-1448 213-620-1780 office | 213-620-1398 fax | www.sheppardmullin.com

February 4, 2004

Naturade, Inc.
14370 Myford Road
Irvine, California 92606

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Naturade, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,000,000 shares of Company's Common Stock (the "Shares") purchasable under the Company's 1998 Incentive Stock Option Plan (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the Plan, and in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan and the Shares.

Respectfully submitted,
/s/ Sheppard, Mullin, Richter & Hampton LLP Sheppard, Mullin, Richter & Hampton LLP